Exhibit 99.1

Actuant Reports First Quarter Results; Reaffirms Fiscal 2014 Guidance

MILWAUKEE--(BUSINESS WIRE)--December 19, 2013--Actuant Corporation (NYSE: ATU) today announced results for its first quarter ended November 30, 2013.

Highlights

  Total sales increased 10% compared to the prior year with core sales growth of 5% (total sales excluding the impact of acquisitions, divestitures and foreign exchange rates), acquisitions contributing 6% and unfavorable foreign exchange rate changes of 1%.
  Diluted earnings per share from continuing operations (“EPS”) were $0.44, a 7% increase compared to the prior year.
  Strong cash flow from operations of $33 million, up from $12 million in the comparable prior year period.
  Repurchased 0.4 million shares of common stock for $15 million in the quarter.
  Introduced second quarter EPS guidance in the range of $0.29-0.33 per share.
  Completed the previously announced sale of the Electrical segment for $258 million in gross proceeds on December 13, 2013.

Robert C. Arzbaecher, Chairman and CEO of Actuant, commented, “Actuant’s first quarter results met our expectations for sales, earnings and cash flow. Strong core sales growth of 5% was due to significantly higher activity in the Engineered Solutions segment, while Industrial and Energy continued to experience cautious spending patterns by customers. Margins improved in both Industrial and Engineered Solutions, however, Energy experienced the collective impact of unfavorable mix and inefficiencies which we are actively working to address. Our first quarter free cash flow was strong, and we utilized $15 million of it for share buy-backs in the quarter. With the recent proceeds from the divestiture of the Electrical segment, our financial position is very strong and provides substantial capital for future growth.”

Consolidated Results

Continuing Operations

Consolidated sales for the first quarter were $340 million, 10% higher than the $308 million in the comparable prior year quarter. Core sales increased 5%, foreign currency rate changes reduced sales 1%, while acquisitions contributed 6% to total sales. Fiscal 2014 first quarter net earnings and EPS from continuing operations were $33.0 million, or $0.44 per share, compared to $30.6 million and $0.41, respectively, in the comparable prior year quarter.

Discontinued Operations

Results from discontinued operations represent the financial results of the Electrical segment for all periods presented. The Company completed the sale of the segment for $258 million in cash on December 13, 2013.

Segment Results

Industrial Segment
(US $ in millions)
	Three Months Ended November 30,
	2013	2012
Sales	$98.6	$101.1
Operating Profit	$26.9	$27.0
Operating Profit %	27.3%	26.7%

First quarter fiscal 2014 Industrial segment sales were $99 million, 2% lower than the prior year. The 2% core sales decline was due to lower global Integrated Solutions activity compared to the prior year’s robust levels. This was partially offset by a modest increase in Industrial Tool demand, notably in North America and Europe. First quarter operating profit margin of 27.3% was 60 basis points higher than the comparable prior year period due to favorable mix and effective cost management.

Energy Segment
(US $ in millions)
	Three Months Ended November 30,
	2013	2012
Sales	$107.9	$90.8
Operating Profit	$8.9	$15.4
Operating Profit %	8.3%	17.0%

Fiscal 2014 first quarter year-over-year Energy segment sales increased 19% to $108 million. Excluding the 21% benefit from acquisitions and the unfavorable 1% foreign currency exchange rate change impact, core sales declined 1% from the prior year. Cortland’s core sales increased due to higher demand for synthetic rope, seismic and defense products, while Hydratight experienced a modest core sales decline due to continued difficult comparisons in the North American nuclear maintenance market as well as lower North American rental revenue. First quarter operating profit margin declined due primarily to the collective impact of acquisition mix, unfavorable sales and customer mix, and higher costs due to labor utilization inefficiencies. Cost reduction and process improvement actions are being taken in the segment and, combined with new contract wins, the Company expects improved sales and margin performance in the second half of the fiscal year.

Engineered Solutions Segment
(US $ in millions)
	Three Months Ended November 30,
	2013	2012
Sales	$133.0	$115.9
Operating Profit	$13.2	$7.6
Operating Profit %	9.9%	6.6%

First quarter fiscal 2014 Engineered Solutions segment sales increased 15% from the prior year to $133 million. Excluding the 1% decline from the previously completed product line divestiture and 1% increase from the stronger Euro, core sales increased 15%. First quarter sales reflect significantly higher European heavy-duty truck production in advance of the Euro 6 emissions standards change, as well as strong China truck demand. In addition, sales benefited from higher activity in the agriculture market, notably from new product launches. First quarter operating profit margin increased 330 basis points due to the higher volumes and benefit of prior restructuring actions.

Corporate and Income Taxes

Corporate expenses for the first quarter of fiscal 2014 were $5.4 million, $1.2 million below the comparable prior year period due to cost reduction efforts. The effective income tax rate for the quarter was in line with the Company’s guidance, and lower than the prior year due to the benefit of tax reduction initiatives.

Financial Position

Net debt at November 30, 2013 was $393 million (total debt of $503 million less $110 million of cash), approximately $17 million below fiscal year end. Approximately $15 million of first quarter cash flow was used to repurchase 0.4 million shares of common stock. At November 30, 2013, the Company had a net debt to EBITDA leverage ratio of 1.3, and nearly $500 million in revolver availability.

Outlook

Arzbaecher continued, "We are on track with our fiscal year financial targets, despite a weak start in the Energy segment which we are actively addressing. We remain focused on investing for long-term growth through both Growth + Innovation (G+I) and acquisitions, as well as managing our costs and maintaining a strong balance sheet. Despite continued volatility across the global markets, we are starting to see signs of growth in certain end markets. Taking into account our first quarter results, current exchange rate environment and business trends, we are reaffirming our full year fiscal 2014 sales and EPS guidance. We expect fiscal 2014 sales to be approximately $1.410-1.450 billion, with core sales growth of 3-5% for the year. EPS is expected to be in the range of $2.00-2.10.

We expect second quarter sales to be in the $330-340 million range, with EPS of $0.29-0.33. The second quarter outlook incorporates the normal seasonal slowdown experienced across nearly all of our underlying businesses, as well as an approximately 25% effective tax rate.

Consistent with past practice, all guidance excludes the impact of potential future acquisitions and additional share repurchases. With our projected $190 million of fiscal 2014 free cash flow and the net proceeds from the Electrical segment divestiture, we are well positioned financially to fund both growth investments and opportunistic share buy-backs."

Conference Call Information

An investor conference call is scheduled for 10 am CT today, December 19, 2013. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	November 30,	August 31,
	2013	2013

ASSETS
Current assets
Cash and cash equivalents	$109,542	$103,986
Accounts receivable, net	221,528	219,075
Inventories, net	155,129	142,549
Deferred income taxes	18,585	18,796
Other current assets	32,636	28,228
Assets of discontinued operations	270,106	272,606
Total current assets	807,526	785,240

Property, plant and equipment, net	205,328	201,496
Goodwill	745,476	734,952
Other intangible assets, net	375,307	376,692
Other long-term assets	30,228	20,952

Total assets	$2,163,865	$2,119,332

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$159,275	$154,049
Accrued compensation and benefits	41,413	43,800
Current maturities of debt	1,125	-
Income taxes payable	10,464	14,014
Other current liabilities	60,964	56,899
Liabilities of discontinued operations	53,233	53,080
Total current liabilities	326,474	321,842

Long-term debt	501,875	515,000
Deferred income taxes	118,277	115,865
Pension and postretirement benefit accruals	19,167	20,698
Other long-term liabilities	66,373	65,660

Shareholders' equity
Capital stock	15,475	15,399
Additional paid-in capital	63,423	49,758
Treasury stock	(120,267)	(104,915)
Retained earnings	1,224,725	1,188,685
Accumulated other comprehensive loss	(51,657)	(68,660)
Stock held in trust	(3,199)	(3,124)
Deferred compensation liability	3,199	3,124
Total shareholders' equity	1,131,699	1,080,267

Total liabilities and shareholders' equity	$2,163,865	$2,119,332

Actuant Corporation
Condensed Consolidated Statements of Earnings
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2013	2012

Net sales	$339,556	$307,809
Cost of products sold	207,776	183,441
Gross profit	131,780	124,368

Selling, administrative and engineering expenses	81,918	74,860
Amortization of intangible assets	6,215	6,034
Operating profit	43,647	43,474

Financing costs, net	6,750	6,322
Other expense, net	1,141	644
Earnings from continuing operations before income tax expense	35,756	36,508

Income tax expense	2,751	5,957
Earnings from continuing operations	33,005	30,551
Earnings from discontinued operations, net of income taxes	3,032	5,792
Net earnings	$36,037	$36,343

Earnings from continuing operations per share
Basic	$0.45	$0.42
Diluted	0.44	0.41

Earnings per share
Basic	$0.49	$0.50
Diluted	0.48	0.49

Weighted average common shares outstanding
Basic	73,085	72,791
Diluted	75,011	74,271

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2013	2012

Operating Activities
Net earnings	$36,037	$36,343
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,204	14,449
Stock-based compensation expense	4,103	3,477
Benefit for deferred income taxes	(8,408)	(3,156)
Amortization of debt discount and debt issuance costs	560	496
Other non-cash adjustments	(867)	(177)
Changes in components of working capital and other:
Accounts receivable	7,040	4,539
Inventories	(11,634)	(11,318)
Prepaid expenses and other assets	(3,049)	(6,143)
Trade accounts payable	2,560	(11,548)
Income taxes payable	(3,189)	1,161
Accrued compensation and benefits	(2,595)	(13,953)
Other accrued liabilities	(3,816)	(1,895)
Net cash provided by operating activities	32,946	12,275

Investing Activities
Proceeds from sale of property, plant and equipment	1,913	977
Capital expenditures	(11,257)	(7,689)
Business acquisitions, net of cash acquired	-	(83)
Net cash used in investing activities	(9,344)	(6,795)

Financing Activities
Net repayments on revolving credit facilities and other debt	(12,000)	-
Principal repayments on term loan	-	(1,250)
Purchase of treasury shares	(15,352)	(7,142)
Payment of contingent consideration	(414)	-
Stock option exercises and related tax benefits	10,562	5,473
Cash dividend	(2,919)	(2,911)
Net cash used in financing activities	(20,123)	(5,830)

Effect of exchange rate changes on cash	2,077	477
Net increase in cash and cash equivalents	5,556	127
Cash and cash equivalents - beginning of period	103,986	68,184
Cash and cash equivalents - end of period	$109,542	$68,311

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2013					FISCAL 2014
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$101,122	$98,999	$111,308	$111,191	$422,620	$98,641				$98,641
ENERGY SEGMENT	90,769	80,794	99,158	92,651	363,372	107,925				107,925
ENGINEERED SOLUTIONS SEGMENT	115,918	120,675	133,739	123,418	493,750	132,990				132,990
TOTAL	$307,809	$300,468	$344,205	$327,260	$1,279,742	$339,556				$339,556

% SALES GROWTH
INDUSTRIAL SEGMENT	1%	1%	1%	1%	1%	-2%				-2%
ENERGY SEGMENT	13%	2%	3%	-1%	4%	19%				19%
ENGINEERED SOLUTIONS SEGMENT	-10%	-2%	-2%	4%	-3%	15%				15%
TOTAL	-1%	0%	0%	2%	0%	10%				10%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$27,006	$26,350	$32,426	$31,862	$117,644	$26,897				$26,897
ENERGY SEGMENT	15,387	9,677	19,736	18,480	63,280	8,923				8,923
ENGINEERED SOLUTIONS SEGMENT	7,625	8,275	12,754	11,674	40,328	13,190				13,190
CORPORATE / GENERAL	(6,544)	(7,431)	(7,874)	(9,258)	(31,107)	(5,363)				(5,363)
TOTAL	$43,474	$36,871	$57,042	$52,758	$190,145	$43,647				$43,647

OPERATING PROFIT %
INDUSTRIAL SEGMENT	26.7%	26.6%	29.1%	28.7%	27.8%	27.3%				27.3%
ENERGY SEGMENT	17.0%	12.0%	19.9%	19.9%	17.4%	8.3%				8.3%
ENGINEERED SOLUTIONS SEGMENT	6.6%	6.9%	9.5%	9.5%	8.2%	9.9%				9.9%
TOTAL (INCLUDING CORPORATE)	14.1%	12.3%	16.6%	16.1%	14.9%	12.9%				12.9%

EBITDA
INDUSTRIAL SEGMENT	$29,033	$28,471	$34,374	$33,742	$125,620	$28,657				$28,657
ENERGY SEGMENT	19,694	14,278	23,977	22,185	80,134	17,923				17,923
ENGINEERED SOLUTIONS SEGMENT	12,047	12,611	16,700	15,659	57,017	17,365				17,365
CORPORATE / GENERAL	(6,195)	(6,582)	(7,556)	(8,556)	(28,889)	(5,235)				(5,235)
TOTAL	$54,579	$48,778	$67,495	$63,030	$233,882	$58,710				$58,710

EBITDA %
INDUSTRIAL SEGMENT	28.7%	28.8%	30.9%	30.3%	29.7%	29.1%				29.1%
ENERGY SEGMENT	21.7%	17.7%	24.2%	23.9%	22.1%	16.6%				16.6%
ENGINEERED SOLUTIONS SEGMENT	10.4%	10.5%	12.5%	12.7%	11.5%	13.1%				13.1%
TOTAL (INCLUDING CORPORATE)	17.7%	16.2%	19.6%	19.3%	18.3%	17.3%				17.3%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2013					FISCAL 2014
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$36,343	$28,435	$(92,983)	$58,253	$30,048	$36,037				$36,037
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(5,792)	(2,601)	139,060	(13,138)	117,529	(3,032)				(3,032)
EARNINGS FROM CONTINUING OPERATIONS	30,551	25,834	46,077	45,115	147,577	33,005				33,005
INCOME TAX ADJUSTMENT	-	-	-	(10,596)	(10,596)	-				-
TOTAL	$30,551	$25,834	$46,077	$34,519	$136,981	$33,005				$33,005

DILUTED EARNINGS (LOSS) PER SHARE, BEFORE
SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$0.49	$0.38	$(1.24)	$0.78	$0.40	$0.48				$0.48
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(0.08)	(0.03)	1.86	(0.18)	1.58	(0.04)				0.04
EARNINGS FROM CONTINUING OPERATIONS	0.41	0.35	0.62	0.60	1.98	0.44				0.44
INCOME TAX ADJUSTMENT	-	-	-	(0.14)	(0.14)	-				-
TOTAL	$0.41	$0.35	$0.62	$0.46	$1.84	$0.44				$0.44

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$36,343	$28,435	$(92,983)	$58,253	$30,048	$36,037				$36,037
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(5,792)	(2,601)	139,060	(13,138)	117,529	(3,032)				(3,032)
EARNINGS FROM CONTINUING OPERATIONS	30,551	25,834	46,077	45,115	147,577	33,005				33,005
FINANCING COSTS, NET	6,322	6,260	6,229	6,026	24,837	6,750				6,750
INCOME TAX EXPENSE	5,957	4,814	3,825	776	15,372	2,751				2,751
DEPRECIATION & AMORTIZATION	11,749	11,870	11,364	11,113	46,096	16,204				16,204
EBITDA - EXCLUDING DISCONTINUED OPERATIONS (NON-GAAP MEASURE)	$54,579	$48,778	$67,495	$63,030	$233,882	$58,710				$58,710

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings (loss) and diluted earnings (loss) per share, excluding special items (income tax adjustments and discontinued operations), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings (loss) before financing costs, net, income tax expense, discontinued operations and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562